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                    [AMERICA SERVICE GROUP INC. LETTERHEAD]

[AMERICA SERVICE GROUP INC. LOGO]


                                 NEWS RELEASE


FOR RELEASE:        December 9, 1997
                    7:30 am C.S.T.

CONTACT:            Bruce A. Teal
                    Vice President Finance
                    (615)376-1361



                AMERICA SERVICE GROUP ANNOUNCES RESIGNATION OF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER


NASHVILLE, TN (December 9, 1997) - America Service Group Inc. (NASDAQ:ASGR) today announced that Scott L. Mercy, President and Chief Executive Officer of ASG has accepted a position with Columbia/HCA Healthcare Corporation, contingent on the successful completion of ASG's merger with MedPartners, Inc. (NYSE:MDM) which was announced October 1, 1997.

A special meeting of the stockholders of ASG is scheduled for December 29, 1997 to approve the merger which, if approved, will become effective January 1, 1998. Until then, Mr. Mercy will continue to fulfill his responsibilities as President and Chief Executive Officer of ASG.

"I am fortunate to have been associated with an extremely talented and diligent group of professionals during my tenure with the Company," commented Mr.
Mercy. "The team of ASG was able to enhance client relationships and clinical care while simultaneously creating shareholder value which has created our opportunity to team with MedPartners," Mr. Mercy continued.

America Service Group Inc. is a leading national provider of correctional healthcare services in the United States. America Service Group contracts with state, county and local government agencies to provide a wide range of on-site healthcare programs as well as off-site hospitalization and specialty outpatient care. The Company employs 1,500 medical, professional and support staff nationally.